Exhibit (p)(12)

GMO

CODE OF ETHICS

GMO AUSTRALIA LTD.

GMO EUROPE LLC

GMO NETHERLANDS, a branch office of GMO U.K. Ltd.

GMO SINGAPORE PTE LTD.
GMO U.K. LIMITED
GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
GMO RENEWABLE RESOURCES, LLC

GMO RENEWABLE RESOURCES (in New Zealand)

GMO RENEWABLE RESOURCES URUGUAY, SRL

Dated January 1, 2015

Table of Contents

Overview and Summary Charts		1

	Overview Chart/Basic Rules and Exceptions	1

	Overview Chart—By Instrument	2

1.	PROHIBITED TRANSACTIONS	3

	1.1 Securities Being Considered for Purchase or Sale	3

	1.2 Options on Securities	4

	1.3 Short Selling of Securities	5

	1.4 Short-Term Trading	5

	1.5 Trading on Inside Information	6

	1.6 Market Manipulation	6

	1.7 Other Illegal and/or Impermissible Transactions	6

2.	Pre-Clearance Requirements	6

	2.1 Transactions in Certain Securities	7

	2.2 Dividend Reinvestments, Corporate Reorganizations, etc.	7

	2.3 Discretionary Accounts	7

	2.4 De Minimis Purchases and Sales of Certain Large Cap Securities	8

	2.5 Transactions Pursuant to Limit Orders or Stop-Loss Orders Previously Approved by Compliance Department	8

	2.6 Transactions by Brokers to Satisfy Margin Calls or the Exercise of Written Options	8

	2.7 Non-GMO Employee Compensation Program	8

	2.8 Donation of Securities to a Charity	8

	2.9 GMO Hedge Funds	9

3.	Reporting Requirements	9

	3.1 Initial and Annual Disclosure of Personal Holdings	9

	3.2 Quarterly Reporting Requirements	9

	3.3 Exemptions for Transactions in and Holdings of Certain Securities	10

	3.4 Additional Exemption From Quarterly Reports	10

	3.5 Brokerage Confirmations	11

	3.6 Procedures for Filing Reports	11

	3.7 Reporting Violations	11

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4.	Administration and Enforcement of Code of Ethics	11

	4.1 General Principles	11

	4.2 Role of COIC; Delegation	12

	4.3 CCO Role, Investigations	12

	4.4 Sanctions	12

	4.5 Administration of Pre-clearance	12

	4.6 No Explanation Required for Refusals	13

	4.7 Review of Denied Pre-Clearance Requests	13

5.	MISCELLANEOUS	13

	5.1 Copies of Code; Annual Affirmation	13

	5.2 Review of Reports	14

	5.3 Availability of Reports	14

	5.4 Exceptions to the Code	14

	5.5 Inquiries Regarding the Code	14

	5.6 Amendments to Code	14

Exhibit A: Definitions	16

Appendix A-1 List of Restricted Exchange Traded Funds	21

Appendix A-2 List of Reportable 529 Plans	22

GMO U.K. Limited – Code of Ethics Supplement	23

GMO Australia Ltd. – Code of Ethics Supplement	26

GMO Renewable Resources (in New Zealand) – Code of Ethics Supplement	28

GMO Non-Access Director – Code of Ethics Supplement	29

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GMO CODE OF ETHICS
as revised January 1, 2015

OVERVIEW AND SUMMARY CHARTS

GMO and its affiliates have adopted this Code of Ethics in order to reflect the values of the firm and to fulfill the firm’s regulatory obligations. Because the regulations are complex and technical, a number of terms are defined in Exhibit A and appear in the Code in bold.

The following chart provides an overview of some key rules under the Code and some common exceptions. This is only an overview and there are other rules and exceptions. Each Access Person is still responsible for reading and understanding this Code in its entirety.

Five Basic Rules	Common Exceptions
Basic Rule #1: Do not trade in advance of clients	Mutual Funds Most Exchange Traded Funds U.S. Government Securities Money Market Instruments Financial Futures
Basic Rule #2: Pre-Clear all trades	Mutual Funds Most Exchange Traded Funds 529 Plans U.S. Government Securities Money Market Instruments Municipal Bonds Financial Futures
Basic Rule #3: Report all trades

Mutual Funds not advised/sub-advised by GMO (but not Exchange Traded Funds)

Most 529 Plans

U.S. Government Securities

Money Market Instruments

Currencies/Currency forwards/Non-exchange traded options on currencies

Futures on interest rates/currencies

Basic Rule # 4: Don’t churn your account	Mutual Funds not advised/sub-advised by GMO U.S. Government Securities Money Market Instruments Currencies/Currency forwards/Non-exchange traded options on currencies Municipal Bonds Financial Futures
Basic Rule #5: No violation of laws, for example: • No Transactions on inside information; • No market manipulation.	None

The following chart provides a different overview of the Code’s operation, organized by the type of security. As with the previous chart, this is, however, only an overview of some of the rules applicable to different kinds of securities. Every Access Person is still responsible for reading and understanding this Code in its entirety.

Type of Security	Preclearance Required	Prohibited if Purchase or Sale Being Considered for a GMO Client Account	Subject to Quarterly and Annual Reporting Requirements	Disgorge Short- Term Profit (<60 day Round Trip)	Short Sales Generally Prohibited[1]
GMO Mutual Funds and GMO Sub-Advised Funds	No	No	Yes[2]	Generally Yes[3]	Yes
Non-GMO Mutual Funds	No	No	No	No	Yes
Closed-End Funds	Yes	Yes	Yes	Yes	Yes
Most Exchange Traded Funds[4] (does not include Closed-End Funds)	No	No	Yes	No	No
Exempted Government Securities	No	No	No	No	Yes
Money Market Instruments	No	No	No	No	Yes
Currencies and related forward contracts	No	No	No	No	No
Financial Futures (including physical commodities)	No	No	Generally Yes[5]	No	No

1 Subject to limited exceptions (see Section 1.3), short selling is prohibited with respect to any investment held in any GMO Client Account.

2 Please note that Access Persons do not need to enter reporting details in StarCompliance for GMO Mutual Fund investments only. However, investments in GMO Sub-Advised Funds will need to be entered in StarCompliance.

3 Not applicable to funds excluded from the definition of GMO Long-Term Fund.

4 See Appendix A-1 for a list of exceptions.

5 Futures on interest rates and currencies are exempt from the Code’s reporting requirements.

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Options on currencies (buying or writing)	No	No	No	No	No
Municipal Bonds	No	Yes	Yes	No	Yes
IPOs	Yes	Yes	Yes	Yes	Yes
Private Placements (including third party private funds)	Yes	Yes	Yes	Yes	Yes
Most 529 Plans[6]	No	Not Applicable	Generally No	N/A	N/A
MOST OTHER INVESTMENTS	Yes	Yes	Yes	Yes	Yes

Gift Policy: GMO also has a “Gift Policy” which is a separate, stand-alone document.

Special Rules for Access Persons of Subsidiaries; Non-Access Directors. Employees, partners, consultants and all other Access Persons are subject to all provisions of this Code unless you are an Independent Trustee of either GMO Trust or GMO Series Trust, or a Non-Access Director of GMO. If you are one of the following, you should also look at the related Code Supplement:

► Officers and Employees of GMO U.K. Limited;

► Officers and Employees of GMO Australia Limited;

► Officers and Employees of GMO Renewable Resources (in New Zealand); and

► Non-Access Directors of GMO;

1.          PROHIBITED TRANSACTIONS

Access Persons and members of their Immediate Family are prohibited from engaging in the following transactions:

1.1	Securities Being Considered for Purchase or Sale.

Except as provided below, any transaction in a Security being considered for purchase or sale by a GMO Client Account is prohibited. For this purpose, a Security is being considered for purchase or sale when a recommendation to purchase or sell the Security has been communicated or, with respect to the person making the recommendation, when such person seriously considers making the recommendation. The following Securities are not subject to this prohibition:

6 See Section 3.3 (“Exemptions for Transactions in Certain Securities”) and the definition of Reportable 529 Plan.

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●	Registered open-end investment companies (but not Restricted Exchange Traded Funds);

●	Unrestricted Exchange Traded Funds (including short sales thereof);

●	Financial Futures and short sales of Financial Futures;

●	U.S. Government Securities and other Exempted Government Securities;

●	Money Market Investments;

●	Securities held or to be acquired by a Discretionary Account; and

●	Currencies, options on currencies, and forward contracts on currencies.

Note: The formulation of purchases and sale orders generally begins before the relevant trading desk is asked to execute the trade. GMO reserves the right to require the unwinding of personal trades that occur on or about the same time as client trades without proving that the Access Person or member or his or her Immediate Family had actual knowledge of the pending client trade.

1.2	Options on Securities.

Holding, purchasing, or selling options on a Security is generally prohibited. The following Securities are not subject to this prohibition:

●	Options held or to be acquired by a Discretionary Account;

●	Options received pursuant to a Non-GMO Employee Compensation Program, with prior approval from the Compliance Department; and

●	Options on currencies (including options on currency futures).

Options acquired in advance of initial designation as an Access Person, or received via gift, inheritance, or change in Immediate Family member status, may be held until the option is exercised on the expiration date (or the last business day prior to the expiration date). This transaction is not subject to pre-clearance but must be reported. Additionally, any transaction in a security underlying the option (excluding IPOs or Private Placements) that an Access Person is contractually required to complete in connection with a third party’s exercise of an option written by the Access Person is not subject to pre-clearance but must be reported.

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1.3	Short Selling of Securities.

Short selling Securities held (or being considered for purchase or sale) in any GMO Client Account is prohibited. The following Securities are not subject to this prohibition:

●	Short sales of Unrestricted Exchange Traded Funds;

●	Short sales of Financial Futures and options on currencies (including options on currency futures); and

●	Securities held or to be acquired by a Discretionary Account.

Note: Forward contracts on currencies are not considered a short sale of either currency for purposes of this Code.

1.4	Short-Term Trading.

Except as provided below, purchasing and selling the same or equivalent Securities within 60 calendar days (starting with the most recent sale or purchase, as applicable, in the 60-day period) is prohibited. (For the sake of clarity, except as otherwise noted, this prohibition applies to short-term profiting through the use of derivatives, either alone (e.g., exercising an option within 60 days of purchasing the option) or in combination with other Securities Transactions (e.g., selling the underlying Security within 60 days of purchasing a call on such Security)). The following Securities are not subject to this prohibition:

●	Registered open-end investment companies (other than GMO Long-Term Funds and GMO Sub-Advised Funds);

●	U.S. Government Securities and other Exempted Government Securities;

●	Exchange Traded Funds (whether or not they are registered open-end investment companies);

●	Money Market Instruments;

●	Currencies, options on currencies (including options on currency futures), and related forward contracts;

●	Financial Futures and short sales of Financial Futures;

●	Physical commodity contracts;

●	Securities acquired through the exercise of rights issued by an issuer to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

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●	Securities acquired through a Non-GMO Employee Compensation Program;

●	Transactions resulting from stop-loss orders (note that this does not apply to limit orders);

●	Municipal bonds; and

●	Securities held in a Discretionary Account.

1.5	Trading on Inside Information.

Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security is prohibited.

1.6	Market Manipulation.

Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading are prohibited.

1.7	Other Illegal and/or Impermissible Transactions.

All Access Persons and all members of their Immediate Family are required to comply with all applicable Federal Securities Laws. In addition to the prohibitions in Sections 1.6 (Trading on Inside Information) and 1.7 (Market Manipulation), Securities Transactions not in compliance with applicable Federal Securities Laws, or any other transactions deemed by the CCO to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety, are prohibited.

2.          Pre-Clearance Requirements

Access Persons and members of their Immediate Family are prohibited from engaging in any Securities Transaction without prior approval of the Compliance Department unless otherwise provided below. Once obtained, pre-clearance is valid only for the day on which it is granted and the following three business days (or, in the case of a Private Placement, 30 days or such other time frame as determined by the COIC). Limit orders and stop-loss orders relating to Securities must be pre-cleared prior to establishment and prior to any modifications, including cancellations.

There is no exemption from pre-clearance for IPOs or Private Placements, even where such transactions are effected through Discretionary Accounts. See Sections 4.5.1 and 4.5.2 on how to process a request for pre-clearance.

Please refer to the “StarCompliance User Guide” found within StarCompliance for information regarding how to request pre-clearance or how to appeal denied pre-clearance requests.

The following Securities Transactions are exempt from the pre-clearance requirement:

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2.1	Transactions in Certain Securities.

Securities Transactions involving the following instruments may be subject to the substantive prohibitions in Section 1, but they are exempt from the pre-clearance requirement:

●	Securities issued by any registered open-end investment company (including GMO Affiliated Funds, but excluding Restricted Exchange Traded Funds);

●	Unrestricted Exchange Traded Funds (including short sales thereof);

●	U.S. Government Securities and other Exempted Government Securities;

●	Money Market Instruments;

●	Currencies and related forward contracts;

●	Options on currencies and currency futures;

●	Financial Futures and short sales of Financial Futures;

●	Physical commodities (e.g., gold);

●	Municipal bonds;

●	529 Plans; and

●	Any transaction in other Securities as may from time to time be designated in writing by the CCO (as directed by the COIC) on the ground that the risk of abuse is minimal or non-existent.

2.2	Dividend Reinvestment, Corporate Reorganizations, etc.

Securities Transactions involving acquisition of Securities acquired through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, the exercise of rights issued by an issuer to all holders of the same class of Securities, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

2.3	Discretionary Accounts.

Securities Transactions through Discretionary Accounts in Securities other than IPOs and Private Placements.

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2.4	De Minimis Purchases and Sales of Certain Large Cap Securities.

Purchases or sales of less than $25,000 of common stock, depository receipts, or preferred stock where the size of the relevant issue is greater than $5 billion as of the date of such purchases or sales are exempt from pre-clearance. This exemption from pre-clearance may be utilized once per security within multiple accounts during a 4-day pre-clearance period (i.e., the day pre-clearance is granted and the following three business days) so long as the total across all accounts is less than $25,000.

2.5	Transactions Pursuant to Limit Orders or Stop-Loss Orders Previously Approved by Compliance Department.

Transactions effected pursuant to limit orders or stop-loss orders already approved by the Compliance Department are exempt from pre-clearance, provided that the Access Person provides the Compliance Department with an attestation from the relevant broker stating that the broker will act solely in accordance with that limit order or stop-loss order, with no influence exercised or information supplied by the Access Person or anyone else acting on his or her behalf.

2.6	Transactions by Brokers to Satisfy Margin Calls or the Exercise of Written Options.

Liquidations or purchases of Securities by a broker to satisfy margin calls or the exercise of options written by an Access Person are not subject to pre-clearance, provided that the Access Person provides to the Compliance Department a letter or other documentation from the brokerage firm confirming that the liquidation or purchase was effected to satisfy applicable margin or written option requirements and was not requested by the Access Person.

2.7	Non-GMO Employee Compensation Program.

The receipt of stock or options in connection with an Access Person or Immediate Family member’s employment is exempt from pre-clearance provided that the Compliance Department receives an initial attestation from the Access Person or Immediate Family member’s employer confirming that the securities were acquired through a non-GMO compensation program.  This attestation can be documentation detailing the program, such as terms and entitlements, or such other documentation that is acceptable to the Compliance Department.  This exemption is inclusive of exercising a cash-settled option and the acquisition of stock by exercising an option acquired in connection with an Access Person or Immediate Family member’s employment. The receipt of stock and options is still subject to reporting requirements under the Code.

2.8	Donation of Securities to a Charity.

Donations of Securities to charities are not subject to pre-clearance.

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2.9	GMO Hedge Funds

Investments in GMO hedge funds, while subject to pre-clearance, are automatically pre-cleared when the subscription is accepted by GMO.

3.          Reporting Requirements

3.1	Initial and Annual Disclosure of Personal Holdings.

No later than 10 calendar days after initial designation as an Access Person and thereafter on an annual basis (currently expected of all Access Persons by January 30 of each year), each Access Person must report to the Compliance Department all of the following (subject to the exceptions in Section 3.3):

3.1.1.          The title, type, number of shares and principal amount of each Security (including as applicable any exchange ticker symbol or CUSIP number) in which that Access Person has any Beneficial Interest (including Securities held in Discretionary Accounts);

3.1.2.          The name of any broker, dealer or bank with whom the Access Person maintains a Reportable Account; and

3.1.3.          The date that the report is submitted by the Access Person.

Both initial reports and annual reports must be based on information current as of a date not more than 30 days before the report is submitted.

3.2	Quarterly Reporting Requirements.

Each Access Person must file a quarterly report with the Compliance Department no later than 30 calendar days following the end of each calendar quarter. The quarterly report shall include the following information regarding each transaction during the quarter in any Security in which the Access Person had any Beneficial Interest (subject to the exceptions in Sections 3.3 and 3.4):

3.2.1.          The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security (including as applicable any exchange ticker symbol or CUSIP number) involved;

3.2.2.          The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.2.3.          The price of the Security at which the transaction was effected;

3.2.4.          The name of the broker, dealer or bank with or through which the transaction was effected;

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3.2.5.          A certification that, with respect to each transaction effected during the quarter, the Access Person neither had confidential information nor was aware of any pending consideration of possible transactions or pending transactions in the relevant security by GMO on behalf of a GMO client; and

3.2.6.          The date that the report is submitted by the Access Person.

In addition, with respect to any Reportable Account established during such quarter by the Access Person, the quarterly report must also include the name of the broker, dealer or bank with whom the Access Person established the account.

No quarterly report is required to list transactions that are automatic dividend reinvestments.

3.3	Exemptions for Transactions in and Holdings of Certain Securities.

Transactions in and holdings of the following instruments may be subject to the substantive prohibitions in Section 1 and/or the pre-clearance requirements in Section 2, but are exempt from the Reporting Requirements in Sections 3.1.1 (Initial/Annual Report) and 3.2 (Quarterly Reports):

●	Securities issued by any registered open-end investment company (other than a GMO Affiliated Fund or an Exchange Traded Fund.)

●	U.S. Government Securities and other Exempted Government Securities.

●	Money Market Instruments.

●	Futures on interest rates, futures on currencies, and non-exchange-traded options on currencies and currency futures (including short sales of any of the foregoing). (NOTE: Not all Financial Futures are covered by this exemption.)

●	Currencies and related forward contracts.

●	529 Plans (other than Reportable 529 Plans)

Please note that any Reportable Account in which transactions in the foregoing securities are executed remains subject to the Reporting Requirements in Sections 3.1.2 (Initial/Annual Report) and 3.2 (Quarterly Reports).

3.4	Additional Exemption From Quarterly Reports.

Transactions in the following are exempt from the quarterly transaction reporting requirement in Section 3.2 (but the results of these transactions must still be included in the annual report required by Section 3.1):

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●	Securities acquired through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, the exercise of rights issued by an issuer to all holders of the same class of Securities, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

3.5	Brokerage Confirmations.

With respect to each Reportable Account, each Access Person must require the applicable broker, dealer or bank to forward to the Compliance Department copies of confirmations of account transactions. The Compliance Department has forms that can be used for this purpose.

3.6	Procedures for Filing Reports.

Please refer to the “StarCompliance User Guide” found within StarCompliance for information regarding how to submit the reports and other information required by this Code.

3.7	Reporting Violations.

Any violations of the Code shall be reported promptly to the CCO.

4.          Administration and Enforcement of Code of Ethics

4.1	General Principles.

The administration of this Code shall be guided by the general principle that, as an investment adviser, all GMO Advisory Entities (and all Access Persons) are fiduciaries with respect to the assets managed on behalf of various clients. Consequently, GMO holds all Access Persons responsible for:

●           Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

●           Compliance with applicable laws and governmental rules and regulations, including the requirement in Section 206(4) of the Advisers Act that GMO shall not engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.

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4.2	Role of COIC; Delegation.

The COIC is responsible for overseeing the application of this Code, and has the authority to interpret this Code in the event of any ambiguities. The COIC may also recommend changes to the Code to the board of managing directors of GMO or a designated committee thereof (the “GMO Board”) and may authorize any changes in procedures recommended by the CCO. No member of the COIC or the CCO may review his or her own transactions. The COIC may delegate some or all of its authority to the CCO, whether as explicitly set forth in this Code or by specific resolution of the COIC. The CCO may, in turn, delegate any or all of his or her responsibilities hereunder to members of the Compliance Department; provided, however, that in the event that the Compliance Department is notified of any violation of this Code, the Compliance Department shall promptly notify the CCO.

The COIC will consider appropriate actions, if any, as described in Section 4.4 of this Code. The COIC may determine to delay the imposition of any sanctions pending review by the GMO Board, the Board of Trustees of GMO Trust and/or the Board of Trustees of GMO Series Trust, as applicable.

4.3	CCO Role, Investigations.

The CCO shall recommend to the COIC such changes to procedures, if any, as the CCO may determine in his or her reasonable judgment may be necessary or appropriate to enable the detection of violations of this Code. The CCO is hereby delegated the authority to use those procedures and the reports made under this Code to investigate and detect any violations and/or potential violations of the Code. The CCO will report all violations to the COIC and shall also report such potential violations as the CCO may deem appropriate.

4.4	Sanctions.

If an Access Person (or a member of his or her Immediate Family) has committed a violation of the Code, the COIC or CCO may take such actions against the Access Person as the COIC or CCO deems appropriate, including a letter of caution or warning, reversal of relevant trade(s) in question, forfeiture of any profit derived thereon, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and/or termination of the employment of the violator for cause. All findings and actions taken by the COIC or CCO with respect to violations of this Code will be reported by the CCO to the Trustees of GMO Trust and/or the Trustees of GMO Series Trust (to the extent a violation is applicable to a Trust), and by the COIC to GMO’s Board.

The COIC may delegate to the CCO the authority to assess monetary penalties in amounts determined by the COIC from time to time (such delegation shall be limited to monetary penalties in amounts of $10,000 or less).

4.5	Administration of Pre-clearance.

Requests for pre-clearance will be handled in the first instance by the CCO, who shall operate in accordance with the following:

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4.5.1.          Blackout Policy. In general, pre-clearance requests to buy or sell a Security (or to sell the Security short) will be denied if the Security (a) was purchased or sold by any GMO Client Account within 3 calendar days prior to the date of the request or (b) in the reasonable judgment of the CCO is being considered for purchase or sale by any GMO Client Account within 7 calendar days after the date of the request. Pre-clearance requests to sell a Security short or to buy or write an option will be denied if the underlying Security is owned by any GMO Client Account. The CCO will consult with appropriate representatives of the Investment Division(s) for purposes of determining whether a Security is being considered for purchase or sale.

4.5.2.          IPOs.  Pre-clearance requests to purchase Securities in an IPO will generally be denied by the CCO, subject to the following exceptions: (i) new offerings of a registered open-end investment company or (ii) any initial offering that an Access Person can demonstrate in the pre-clearance process is available and accessible to the general investing public through on-line or other means.

4.5.3.          Private Placements. Pre-clearance requests to purchase Securities in a Private Placement will be processed in a manner prescribed from time to time by the CCO. At the date of adoption of this Code of Ethics, those procedures require the Access Person to complete and submit a questionnaire at least 10 calendar days before the date of requested approval.

4.6	No Explanation Required for Refusals.

The COIC and/or the CCO may refuse to authorize a pre-clearance request for a reason that is confidential. Neither the COIC nor the CCO is required to provide an explanation for refusing to authorize any transaction.

4.7	Review of Denied Pre-Clearance Requests.

Upon written request by any Access Person, the COIC shall review any request for pre-clearance that is denied by the Compliance Department. The COIC may override a pre-clearance denial if, in its absolute discretion, it believes the proposed activity is not fraudulent or manipulative, and not inconsistent with GMO’s fiduciary standards.

5.          MISCELLANEOUS.

5.1	Copies of Code; Annual Affirmation.

Each Access Person will be provided with a copy of the Code and any amendments to the Code. Each Access Person will be required to acknowledge in writing receipt of the Code and any amendments to the Code.

At least once annually, each Access Person must affirm in writing (which may be by electronic means) that the Access Person has received, has read, understands, and has complied with the Code and any amendments thereto.

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5.2	Review of Reports.

The CCO shall review and maintain each Access Person’s reports filed pursuant to Section 3.

5.3	Availability of Reports.

All information supplied pursuant to this Code will generally be maintained in a secure and confidential manner, but may, without notice to the relevant Access Person, be made available for inspection by the directors, trustees or equivalent persons of each GMO Entity employing the Access Person, the directors, trustees or senior management of each of GMO Trust, GMO Series Trust or other GMO Client, the COIC, the Compliance Department, the CCO, GMO Trust’s Chief Compliance Officer, GMO Series Trust’s Chief Compliance Officer, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the SEC, any state securities commission, any attorney or agent of the foregoing, GMO Trust or GMO Series Trust, and any other person as may be approved by the COIC.

5.4	Exceptions to the Code.

The COIC may in unusual or unforeseen circumstances grant exceptions to the requirements of the Code if the COIC finds that the proposed conduct involves negligible opportunity and/or motive for abuse. All such exceptions must be in writing and must be reported by the CCO to the Board of Trustees of GMO Trust and/or the Board of Trustees of GMO Series Trust, as applicable, at their next regularly scheduled meeting after the exception is granted. Exceptions granted prior to the date of this Code and identified by the CCO as being of continued relevance and validity are grandfathered.

5.5	Inquiries Regarding the Code.

Access Persons should direct all inquiries regarding this Code (or any other compliance-related matter) to the CCO. However, it is the personal responsibility of every Access Person to understand this Code and to comply with it (and for his or her Immediate Family to understand and comply with it).

5.6	Amendments to Code.

The Board of Trustees of GMO Trust and the Board of Trustees of GMO Series Trust, including a majority of the Trustees of each such Board who are not “interested persons” under the 1940 Act, and the board of directors of every GMO Sub-Advised Fund must approve any material amendment to the Code within six months of such change.

*         *         *         *         *         *         *         *         *         *

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Special Note for Certain Officers of GMO Trust and GMO Series Trust: In addition to the requirements set forth in this Code, the Principal Executive Officer and Principal Financial Officer of each of GMO Trust and GMO Series Trust are also subject to a Code of Ethics for Principal Executive Officer and Principal Financial Officer adopted by the Board of Trustees of each of GMO Trust and GMO Series Trust.

Special Note for Independent Trustees: Independent Trustees of each of GMO Trust and GMO Series Trust are subject to separate codes of ethics adopted by the respective Independent Trustees of each such Trust, and are exempt from all requirements under this Code.

Adopted by the GMO Board of Directors on September 12, 2013 (as further revised by the COIC on December 9, 2014). To be effective January 1, 2015 or such later date as may be determined by the CCO.

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Exhibit A: Definitions

“Access Person” means, except as specifically noted otherwise:

(1)	every employee or on-site consultant of any GMO Advisory Entity; every partner, member (excluding Class I-A, Special Class I-As, Capital Members, and Founding Members of GMO who are not active in the firm’s day-to-day operations), trustee, director or officer (or other person occupying a similar status or performing similar functions) of GMO Trust, GMO Series Trust or any GMO Advisory Entity; and every other person who provides investment advice on behalf of a GMO Advisory Entity and that is subject to the supervision and control of a GMO Advisory Entity;

(2)	every general partner, member, trustee, director, officer, employee or on-site consultant of GMO Trust, GMO Series Trust or any GMO Advisory Entity (or any company in a control relationship to any GMO Mutual Fund or GMO Advisory Entity) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a GMO Mutual Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(3)	every natural person in a control relationship to a GMO Mutual Fund or GMO Advisory Entity who obtains information concerning recommendations made to a GMO Mutual Fund with regard to the purchase or sale of Securities by the GMO Mutual Fund; and

(4)	such other persons as the Compliance Department shall designate;

provided, however, that Independent Trustees are not Access Persons for purposes of this Code and provided further that the Compliance Department may except certain persons who are on-site consultants based on various factors, which may include length of contract, physical location, and computer system access.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts (including Non-GMO Employee Compensation Programs), UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be interpreted in a manner consistent with, the definition of “beneficial owner” set forth in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Client” means any GMO Client Account.

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”Closed-End Funds“ means any fund with a fixed number of shares and which does not issue and redeem shares on a continuous basis. While Closed-End Funds are often listed and trade on stock exchanges, they are not “Exchange Traded Funds” as defined below.

“Compliance Department” means the Compliance Department of Grantham, Mayo, Van Otterloo & Co. LLC. Communications required under this Code to be directed to the Compliance Department should in the first instance be directed to the CCO.

“CCO” means the Chief Compliance Officer of Grantham, Mayo, Van Otterloo & Co. LLC (currently, John McGinty).

“COIC” means the GMO Conflicts of Interest Committee.

“Discretionary Account” is an account that satisfies all of the following criteria: (1) the Access Person has no authority to make investment decisions with respect to the assets in the account and (2) the Access Person has arranged for quarterly certification from the third party manager stating that the relevant owner (Access Person or Immediate Family Member) has not influenced the discretionary manager’s decisions during the period in question and (3) the account is confirmed in advance by the Compliance Department to be a Discretionary Account.

“Exchange Traded Funds”, or ETFs, means securities that trade on a national securities exchange and hold portfolios of Securities that closely track an index, commodity, or basket of assets like an index fund. The ETF must be legally classified as an open-end investment company, unit investment trust, or depository receipt. For avoidance of doubt, Exchange Traded Funds do not include Closed-End Funds, even if the Closed-End Funds are traded on a national securities exchange. Examples of ETFs include iShares, PowerShares, ProShares, and SPDRs.

“Exempted Government Securities” means direct obligations of the governments of the United States, New Zealand, Australia, Netherlands, and the United Kingdom.

“Federal Securities Laws” means the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002, 1940 Act, Investment Advisers Act of 1940, Title V of Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Financial Futures” means futures contracts on any of the following: (i) indexes of stocks, bonds or currencies (but excluding single stock futures); (ii) interest rates; (iii) currencies; or (iv) commodities.

“GMO Advisory Entity” means Grantham, Mayo, Van Otterloo & Co. LLC, GMO Australia Ltd., GMO Europe LLC, GMO Netherlands (a branch office of GMO U.K. Ltd.), GMO Singapore PTE Ltd., GMO U.K. Limited, GMO Renewable Resources, LLC, GMO Renewable Resources (in New Zealand), or GMO Renewable Resources Uruguay, SRL.

“GMO Affiliated Fund” means any GMO Mutual Fund, GMO Sub-Advised Fund, Wells Fargo Advantage Absolute Return Fund, or Wells Fargo Advantage Asset Allocation Fund.

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“GMO Client Account” means any investments managed for a client by a GMO Advisory Entity, including GMO Affiliated Funds, private investment accounts, ERISA pools and unregistered pooled investment vehicles.

“GMO Entity” means GMO Trust, GMO Series Trust and each GMO Advisory Entity.

“GMO Long-Term Fund” means a GMO Affiliated Fund that seeks to limit frequent trading of its shares, as disclosed in its prospectus as amended from time to time. As of October 17, 2014, the GMO Long-Term Funds are all GMO Affiliated Funds other than the following:

▪	GMO Asset Allocation Bond Fund
▪	GMO Benchmark Free Fund
▪	GMO Debt Opportunities Fund
▪	GMO Domestic Bond Fund
▪	GMO Implementation Fund
▪	GMO Systematic Global Macro Opportunity Fund
▪	GMO U.S. Treasury Fund
▪	GMO World Opportunity Overlay Fund

“GMO Mutual Fund” means any series of GMO Trust and any series of GMO Series Trust.

”GMO Sub-Advised Fund" means a registered investment company for which a GMO Advisory Entity serves as a sub-adviser.

“Immediate Family” of an Access Person means any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an Access Person who resides in the same household. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Department determines could lead to the possible conflicts of interest or appearances of impropriety which this Code is intended to prevent. The Compliance Department may from time to time circulate such expanded definitions of this term as it deems appropriate.

“Independent Trustee” means: (i) any trustee of GMO Trust who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of GMO Trust; and (ii) any trustee of GMO Series Trust who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of GMO Series Trust.

“Investment Division” means any of the following functional investment divisions of GMO: International Active, Emerging Markets, Global Equities, Fixed Income, Renewable Resources, Asset Allocation, Systematic Global Macro and any other discrete investment division dedicated to a discrete asset class and/or style of investing.

“IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

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“Money Market Instruments” means money market instruments (as defined by Rule 2a-7 of the Investment Company Act of 1940, as amended) or their equivalents, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

“Mutual Funds” means open-end investment companies registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (and does not include closed-end investment companies).

“Non-Access Director” means any person who is a director of GMO who (1) is not an officer or employee of a GMO Entity; (2) has been designated as a Non-Access Director by the CCO (or a designee); (3) is subject to any requirements of GMO’s “Procedures Regarding Certain Outside Directors”; and (4) meets each of the following conditions:

(1)	he or she does not have access to nonpublic information regarding any Client’s purchase or sale of securities (other than shares of GMO Affiliated Funds), or nonpublic information regarding the portfolio holdings of any GMO Affiliated Fund;

(2)	he or she is not involved in making securities recommendations to Clients, and does not have access to such recommendations that are nonpublic; and

(3)	he or she, in connection with his or her regular functions or duties, does not make, participate in, or obtain information regarding the purchase or sale of a Security by a GMO Affiliated Fund, and his or her functions do not relate to the making of any recommendations with respect to such purchases or sales.

A list of Non-Access Directors may be found on Appendix A of the Procedures Regarding Certain Outside Directors.

“Non-GMO Employee Compensation Program” means a compensation program offered through the employer of an Access Person or their Immediate Family member.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of such Act or pursuant to Rule 504, Rule 505 or Rule 506 under such Act.

“Reportable 529 Plan” means any 529 Plan for which GMO (or a control affiliate) manages the investments or strategies underlying the 529 Plan or for which GMO (or a control affiliate) manages, distributes, markets or underwrites the 529 Plan. While not an exclusive list and while Access Persons are ultimately responsible for determining whether a 529 Plan is a Reportable 529 Plan, Appendix A-2 to this Code includes a list of Reportable 529 Plans as of the date of this Code.

“Reportable Account” means, with respect to any Access Person, an account with a broker, dealer or bank in which the Access Person has a Beneficial Interest and in which any Securities are held.

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"Restricted Exchange Traded Fund" means any Exchange Traded Fund determined by the CCO, in consultation with GMO's trading desks, to: (i) be likely to be used by a trading desk; and (ii) possess attributes (e.g., limited liquidity or limited number of underlying securities) suggesting that contemporaneous trading by Access Persons could result in a benefit to an Access Person or a detriment to any GMO client. A complete list of Restricted Exchange Traded Funds is set forth in Appendix A-1 to this Code.

“SEC” means the Securities and Exchange Commission.

“Security” means any security (as defined in Section 2(a)(36) of the 1940 Act) as well as any derivative instrument (including swaps), financial commodity or other investment instrument that is traded in any public or private market. The definition in the 1940 Act is very broad and includes notes, bonds, debentures, participations in any profit sharing agreement, collateral-trust certificates, investment contracts, undivided interests in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities, any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency “or, in general, any interest or instrument commonly known as a security.”

“Securities Transaction” means a transaction (including both purchases and sales) in a Security in which the Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest. For avoidance of doubt, a donation of Securities to a charity is considered a Securities Transaction. In addition, certain investments may involve multiple Securities Transactions for purposes of this Code (e.g., purchase of option, followed by exercise of option).

“StarCompliance” means a web-based, automated, fully managed personal trading solution, accessible from GMO computer terminals via http://starcompliance.

"Unrestricted Exchange Traded Fund" means any Exchange Traded Fund not designated as a Restricted Exchange Traded Fund.

“U.S. Government Securities” means direct obligations of the Government of the United States.

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Appendix A-1

This Appendix A-1 is maintained in the GMO automated personal trading solution. Please consult StarCompliance for the most current list of Restricted Exchange Traded Funds.

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Appendix A-2

This Appendix A-2 is maintained in the GMO automated personal trading solution. Please consult StarCompliance for the most current list of Reportable 529 Plans.

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GMO U.K. Limited Code of Ethics Supplement
(Last Amended January 1, 2015)

In order to comply with the FCA’s personal account dealing rules and to allow for certain UK specific investment practices, this supplement (the “UK Supplement”) has been issued to all GMO UK staff as a supplement to the GMO Code of Ethics (“Code”). In the event of a conflict between the Code and the UK Supplement, the UK Supplement shall govern.

1.          Application of the Code to Covered Accounts

The Code and the UK Supplement apply to all GMO UK employees, on-site consultants and “Covered Accounts”. A “Covered Account” includes the employee’s spouse and minor children and any person to whom the employee, in his or her personal capacity, gives share recommendations including, a relative, co-habitee, business partner or friend. GMO presumes that an employee exercises control or influence over a spouse’s or minor child’s personal account transactions and therefore any such transactions must comply with the Code. All transactions by a Covered Account must be reported by the employee concerned.

2.          Special Rules for Certain Investments and Investment Practices

-	UK Gilts: Transactions in UK Gilts are not subject to pre-clearance but are subject to all other Code provisions.

-	PEP’s and ISA’s: Any proposed transaction for a PEP or ISA account must be pre-cleared unless an available exemption exists.

-	De Minimis Purchases and Sales of FTSE 100 stocks: Employees may purchase or sell up to a maximum of £15,000 of any FTSE 100 stock once, within a three business day period without obtaining pre-clearance. All such transactions are subject to all other Code provisions.

-	Investment Trusts: Purchases and sales of investment trusts which hold predominantly UK equities are not subject to pre-clearance but are subject to all other Code provisions. Pre-clearance will be required for transactions in investment trusts holding non-UK stocks.

-	Contracts for Differences (CFDs) and Spread Bets: CFDs and spread bets are not subject to the short-term trading prohibition set forth in Section 1.4 of the Code, PROVIDED that the security underlying the CFD or spread bet would itself be exempted from the prohibition. CFDs and spread bets are subject to all other Code provisions.

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3.          Exemptions for Unit Trusts, etc.

The prohibitions in Section 1.1 of the Code and the pre-clearance requirements in Section 2 of the Code do not extend to any transaction other than an IPO or Private Placement by you in an authorised unit trust, a regulated collective investment scheme or a life assurance policy (including a pension). For the avoidance of doubt the remaining prohibitions in Section 1 and Section 2, together with reporting obligations, shall be applicable to such transactions.

4.          GMO U.K. Limited’s Employee Pension Scheme

Investments by GMO’s pension scheme provider in underlying investment pools pursuant to the scheme’s “default fund selection” will be automatically pre-cleared but are subject to all other Code provisions. Any further election or investment by Access Persons will be fully subject to the Code, including its pre-clearance requirements.

5.          Counseling and procuring

If the Code precludes you from entering into any transaction, you cannot:

(a)          advise or cause any other person to enter into such a transaction; or

(b)          communicate any information or opinion to any other person,

if you know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions that you take in the course of your employment with us. For example, the fact that you are yourself prohibited from dealing in a certain stock as a result of one of the provisions above does not necessarily mean that you are precluded from dealing for the client’s account, subject to the insider dealing legislation summarised in 8 below.

6.          Summary of insider dealing legislation

The UK insider dealing provisions contained in part V of the Criminal Justice Act 1993 (the “Act”) are complex, and if you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult the Compliance Department.

The Act applies to all securities traded on a regulated market (which currently includes all EC stock exchanges, LIFFE, OMLX and NASDAQ) and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only “over the counter” or otherwise not publicly traded.

In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or deal with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are “price-affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

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The Act applies whether you deal as part of your employment or on your own account. It also applies to information which you obtain directly or indirectly from an insider whether or not in the course of your employment (for example, by social contacts).

(1)	If you are precluded from dealing, normally you are also prohibited from dealing on behalf of the firm or a client (except perhaps on an unsolicited basis);

(2)	Procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows they are price affected); and

(3)	Passing the inside information to another person other than in the proper performance of your employment.

It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. In particular, under section 118 of the Financial Services and Markets Act 2000 a person who “dishonestly conceals any material facts” is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling and investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest.

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GMO Australia Limited Code of Ethics Supplement

(Last Amended October 1, 2010)

The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the “Code”).

Authorisation

Authorisation must be sought by all staff members prior to trading via the StarCompliance system.

Exemption from Authorisation Requirement

Authorisation for purchasing securities in an unrestricted public offer is not required.

GMOA Trading

Securities that are held in the GMOA trusts or individually managed portfolios:

•	may not be traded by staff during the 3 working days before and after re-balancing* by GMOA.

•	and are not being traded as part of the re-balancing* by GMOA may be traded during this 6 working day period subject to pre-authorisation.

Staff may trade securities at any other time subject to the pre-authorisation.

*Re-balancing includes normal monthly trading and any other trading as a result of cash flows.

Special Rules for Certain Investments

Australian Registered Managed Investment Schemes and Superannuation Funds: Australian Registered Managed Investment Schemes are publicly offered pooled investment products registered and regulated by the Australian Securities and Investment Commission (“ASIC”). Superannuation Funds are pooled superannuation investment products registered and regulated by the Australian Prudential Regulation authority (“APRA”). Purchases and Sales of these publicly offered products are not subject to pre-clearance or reporting requirements under the Code.

Exception for those Australian Registered Managed Investment Schemes and Superannuation Funds sub-advised or managed by GMOA: Purchases and sales of these schemes are not subject to pre-clearance but are subject to the reporting requirement of the Code. As of February 2, 2010, such schemes include but are not limited to:

●	BT Investments – Australia Value Shares Value 1 and Multi-Manager Options
●	Colonial First State – First Choice Investment Options (Australian Small Companies Option)
●	ipac investment management limited: Diversified Investment Strategies

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●	International Share Strategy No.’s 3 & 4
●	Diversified Investment Strategies – Australia Share Stategy No 1

Exception for other types of pooled investments sub-advised or managed by GMOA: Purchases and sales of these schemes are not subject to pre-clearance but are subject to the reporting requirement of the Code. As of February 2, 2010, such schemes include but are not limited to:

●	Partners Group Alternative Strategies PCC Limited – Red Epsilon Cell: An open-ended protected cell investment company established under the laws of Guernsey.
●	Global Funds Trust Company - GMO Global Tactical Fund F: a unit trust esablished under the laws of the Cayman Islands.

The above list may change regularly. It is best in all circumstances to confer with Legal & Compliance Asia-Pacific prior to making any investments in order to ensure the above list is current.

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GMO Renewable Resources (in New Zealand) Code of Ethics Supplement

(Last Amended September 8, 2009)

The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the “Code”).

De Minimis Purchases and Sales of Certain Securities of Issuers in the NZSX 50 Index

Purchases or sales by Access Persons of less than NZ$40,000 of common stock, depository receipts, or preferred stock of issuers who are not timber or timber-related and are listed in the New Zealand Stock Exchange Top 50 Companies (NZSX 50 Index) as of the date of such purchases or sales are not subject to pre-clearance requirement. This exemption from pre-clearance may be utilized once per security within multiple accounts during a pre-clearance period so long as the total across all accounts is less than NZ$40,000;

The NZSX 50 index contains the top fifty securities ranked by tradable equity quoted on the New Zealand Stock Exchange.

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GMO Non-Access Directors Code of Ethics Supplement

Non-Access Directors of GMO are exempt from all requirements under the GMO Code except for the following:

Non-Access Directors are subject to the Code’s restrictions relating to Inside Information (see Section 1.5) and Market Manipulation (see Section 1.6);

Non-Access Directors are subject to any personal trading restrictions and periodic reporting requirements set forth in GMO’s “Procedures for Certain Outside Directors,” as may be in effect from time to time; and

Non-Access Directors are subject to the GMO Gift Policy (which is set forth in a separate stand-alone policy), except that Non-Access Directors shall not be restricted from receiving, nor required to report, gifts received from current or former clients or business associates, notwithstanding that such persons may also be clients or prospective clients of GMO.

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